August 18, 1999


DST Systems, Inc. (DST) announced today the expansion of its previously announced 600,000 share repurchase program under which 425,000 shares remain to be repurchased. The expansion authorizes repurchase of an additional 3,575,000 shares of DST common stock which, when added to the 425,000 shares remaining to be purchased under the earlier program results in a program to repurchase 4,000,000 shares over a twenty-four month period beginning in September 1999. Purchases will be at a rate of approximately 166,000 shares per month. Such purchases will be made in private or open market transactions and in compliance with SEC regulations. The share repurchase program will be funded primarily from cash flow and other available sources.

DST's share repurchase program was designed to provide shares for use under various DST option and benefit plans. The Board's expansion of the program is the result of expected additional share requirements for such plans.

DST provides sophisticated information processing and computer software services and products to mutual funds and other financial services organizations, output solutions primarily to the financial services, telecommunications and video services industries, and customer management software and services primarily to the video services and utilities industries.

The above release includes forward-looking statements. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including but not limited to, those factors identified in a Current Report on Form 8-K/A-3 dated March 25, 1999, filed by the company with the Securities and Exchange Commission (Commission File No. 1-14036). DST will not update any forward-looking statements in this press release to reflect future events.

DST Systems, Inc.
333 West 11th St.
Kansas City, MO
64105-1594

NYSE Symbol:  DST
CHX Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer